Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Form S-1 of Evolution Metals & Technologies Corp. of our report dated September 8, 2026, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Handa Lab Co., Ltd. and Subsidiary as of December 31, 2025 and 2024 and for the years then ended, which report appears in such Form S-1. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ Grassi & Co., CPAs, P.C.
Grassi & Co., CPAs, P.C.

Glastonbury, Connecticut

September 8, 2026